EXHIBIT 10.43

APPLIED MATERIALS, INC.

Nonemployee Director Share Purchase Plan

Election Form to Receive
Shares in Lieu of Retainer and/or Meeting Fees

Complete this form if you wish to receive shares of Applied Materials, Inc. (“Applied”) common stock in lieu of some or all of your quarterly retainer and/or meeting fees, pursuant to the terms of the Nonemployee Director Share Purchase Plan.

In order to provide you with a convenient method of purchasing Applied shares, Applied now permits you to elect to receive fully-vested shares in lieu of some or all of your quarterly retainer and/or meeting fees. The foregone fees will be converted into Applied shares based on the fair market value (i.e., the last available closing price) of Applied common stock on the day of the applicable Board or committee meeting on which compensation otherwise would be paid. In the event that the applicable Board or committee meeting takes place over multiple days, the fair market value on the last day of such meeting will be used for the conversion of foregone fees into shares. The only exception is Q2 of Fiscal Year 2005. Foregone fees for the remainder of Q2 will be converted into Applied shares based on the fair market value of Applied common stock on April 8, 2005. The shares will not be considered a “purchase” that is subject to liability under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), but will be subject to Section 16 reporting.

(Please Print)

Name:_____________________________________(the “Director”)

Social Security No.:______________________

Important — Deadline for Completion and Submission of Election Form: Pursuant to rules established by Applied, you now may elect to receive shares in lieu of the retainer and/or meeting fees payable to you for the remainder of Q2, Q3, and Q4 of Fiscal Year 2005. This Election Form must be completed and returned to Applied no later than April 7, 2005. If you do not return this Election Form by April 7, 2005, you will be deemed to have elected to receive in cash all of the retainer and meeting fees payable to you for the remainder of Q2, Q3, and Q4 of Fiscal Year 2005.

ELECTION

___	I elect to receive shares of Applied common stock in lieu of the quarterly retainer fee that otherwise would be payable to me for the remainder of Q2, Q3, and Q4 of Fiscal Year 2005. Any meeting fees payable to me during this time still will be paid in cash.

OR

___	I elect to receive shares of Applied common stock in lieu of all quarterly retainer and meeting fees that otherwise would be payable to me for the remainder of Q2, Q3, and Q4 of Fiscal Year 2005.

OR

___	I elect to receive shares of Applied common stock in lieu of the quarterly retainer and meeting fees that otherwise would be payable to me for the remainder of Q2, Q3, and Q4 of Fiscal Year 2005, as indicated below, with the remainder to be paid in cash:

___% of quarterly retainer fees

___% of meeting fees

DELIVERY INSTRUCTIONS

Please deliver all shares to:

Account Number:

Broker Name:

Broker Contact (Phone Number):

TAXATION

The fair market value of the shares you receive in lieu of your director’s fees will be taxable to you as ordinary income. As with cash payments of your retainer and meeting fees, Applied will report the income to you on a Form 1099. The amount of income you will recognize on the receipt of the shares will be the same amount you would recognize if you elected to receive your fees in cash. Directors who are taxpayers in countries other than the United States may be subject to additional tax obligations.

NO REVOCATION OF ELECTION

After the Election Form submission deadline indicated above, your election is final and binding for the duration of the remainder of Q2, Q3, and Q4 of Fiscal Year 2005.

DELIVERY

Shares paid out pursuant to this election will be electronically delivered to your broker as listed above or, if none is listed, your broker of record as listed in Applied’s records at the time of delivery. Payout will be in the form of whole shares of Applied common stock with the balance in cash. Delivery typically will be made during the first two weeks of each fiscal quarter for the shares earned in the immediately preceding fiscal quarter.

DIRECTOR SIGNATURE

I understand that my decision to elect to receive shares in lieu of the retainer and/or meeting fees payable to me for the remainder of Q2, Q3, and Q4 of Fiscal Year 2005 may not be revoked or otherwise changed. I understand that I will recognize ordinary income on the fully-vested shares, which will be reported to me on a Form 1099.

I understand that the Human Resources and Compensation Committee shall have the discretion to make all determinations and decisions regarding this election. To the extent the Committee determines that this election does not comply with applicable laws, now or in the future, this election shall be null and void. In such an event, any fees subject to this election will be paid in cash when they otherwise become due and owing.

DIRECTOR

Signed:	Date:

Agreed to and accepted:

APPLIED MATERIALS, INC.

By:	Date:

Title: